Exhibit 99.1

Attention: Assignment Managers	Contact: Julie Anne Overton
For Immediate Release	505.577.0918

Biomoda Retires Notes Early

Albuquerque, NM (July 25, 2011) – Cancer diagnostics company Biomoda, Inc. (OTC BB: BMOD) (www.biomoda.com) today announced that it has retired $560,000 in principal amount, plus all interest, of convertible debentures issued in September 2010.  The convertible debentures were scheduled to mature on August 31, 2011.

The institutional investors holding the notes completed the conversion of the notes into shares of common stock on July 13, 2011.

“We are pleased to retire this debt,” Biomoda President John Cousins said.  “The company will pursue additional sources of funding to complete our clinical trials and take our innovative lung cancer diagnostic into the marketplace.”

Biomoda’s CyPath® diagnostic assay binds to cancer cells and causes them to fluoresce under specific frequencies of light.  Biomoda completed the pilot clinical trial of the CyPath® assay in March 2011 and plans to seek Food and Drug Administration approval of its cytology-based diagnostic technology as a medical device.  Pending FDA approval, CyPath® is for investigational use only.

About Biomoda
Biomoda (www.biomoda.com) is focused on the development of accurate, inexpensive and non-invasive tests for the early detection of cancer.  In addition to its first product for lung cancer, diagnostic assays for cervical, breast, colorectal, bladder, and oral cancers are targeted for development.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on estimates, projections, beliefs and assumptions of Biomoda management at the time of such statements and are not guarantees of future performance.  Forward-looking statements involve risks and uncertainties in predicting future results and conditions.  Actual results could differ materially due to a variety of factors, which are described from time to time in the company’s filings with the Securities and Exchange Commission, including those under the heading "Risk Factors" in the company's Annual Report on Form 10-K filed with the SEC on March 15, 2011.  Forward-looking statements are made as of the date of this press release and are subject to change without notice.